Exhibit 99.2

OPY Acquisition Corp. I Announces Closing of Over-Allotment Option

in Connection With Its Initial Public Offering

New York, November 5, 2021 – OPY Acquisition Corp. I (NASDAQ: OHAAU), (the “Company”) announced today that the underwriters in its initial public offering, pursuant to the terms of the underwriting agreement, fully exercised their over-allotment option and, on November 5, 2021, purchased an additional 1,650,000 units pursuant to the over-allotment option, generating additional gross proceeds of $16,500,000. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant to purchase one share of Class A common stock at a price of $11.50 per whole share.

The total aggregate issuance, including the full overallotment, by the Company of 12,650,000 units at a price of $10.00 per unit resulted in total gross proceeds of $126,500,000.

The units are listed on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “OHAAU”. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “OHAA” and “OHAAW,” respectively.

Oppenheimer & Co. Inc. and Lake Street Capital Markets, LLC acted as joint book running managers in the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, telephone: (212) 667-8055 or by email at EquityProspectus@opco.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OPY Acquisition Corp. I

OPY Acquisition Corp. I is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company will not be limited to any particular industry or geographic region, although it initially intends to pursue targets in the life sciences industry with a primary focus on novel therapeutics, medical devices or services that help improve healthcare outcomes.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of OPY Acquisition Corp. I, including those set forth in the Risk Factors section of OPY Acquisition Corp. I’s registration statement and final prospectus for the IPO filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. OPY Acquisition Corp. I undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

OPY Acquisition Corp. I

Jonathan B. Siegel

Chairman and Chief Executive Officer

info@opyacq.com